Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined
Fixed Charges and Preferred Stock Dividend Requirements
(in thousands, except for ratios)

Ratio of Earnings to Fixed Charges

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998

Loss before income taxes and cumulative effect of accounting change	$ (45,697)	$ (2,839)	$ (45,235)	$ (34,185)	$ 239,583	$ (11,994)	$ (12,128)
Add: Fixed charges	6,931	3,508	6,562	4,450	1,386	1,674	3,508
Less: Capitalized interest	(1,746)	-	(751)	-	-	-	-
Earnings	(40,512)	669	(39,424)	(29,735)	240,969	(10,320)	(8,620)

Interest expense	1,710	845	1,011	500	386	824	2,158
Capitalized interest	1,746	-	751	-	-	-	-
Estimated interest portion of rental expense	3,475	2,663	4,800	3,950	1,000	850	1,350
Fixed charges	6,931	3,508	6,562	4,450	1,386	1,674	3,508

Excess (deficiency) of earnings to fixed charges	$ (47,443)	$ (2,839)	$ (45,986)	$ (34,185)	$ 239,583	$ (11,994)	$ (12,128)
Ratio of Earnings to Fixed Charges	N/A	N/A	N/A	N/A	173.9	N/A	N/A

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998

Earnings (from above)	$ (40,512)	$ 669	$ (39,424)	$ (29,735)	$ 240,969	$ (10,320)	$ (8,620)
Preferred stock dividend requirements	-	-	702	785	1,033	392	1,088
Earnings	(40,512)	669	(38,722)	(28,950)	242,002	(9,928)	(7,532)

Fixed charges (from above)	6,931	3,508	6,562	4,450	1,386	1,674	3,508
Preferred stock dividend requirements	-	-	702	785	1,033	392	1,088
Combined fixed charges and preferred stock dividend requirements	6,931	3,508	7,264	5,235	2,419	2,066	4,596

Excess (deficiency) of earnings to combined fixed charges and preferred stock dividend requirements	$ (47,443)	$ (2,839)	$ (45,986)	$ (34,185)	$ 239,583	$ (11,994)	$ (12,128)
Ratio of earnings to combined fixed charges and preferred stock dividend requirements	N/A	N/A	N/A	N/A	100.1	N/A	N/A

For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness, and estimated interest within rental expense. We have no amortization of debt issuance costs or preference securities. The ratio of earnings to combined fixed charges and preferred stock dividend requirements includes the tax adjusted deemed dividend to preferred stockholders.